Exhibit 99.1

Operational Update - January 28, 2015

Operations & Product Development

•	Jō, our next generation 360° panoramic video camera, is now moving into production, with first units coming off the line in March 2015. While the launch comes two quarters later than we had originally anticipated, management believes Jō’s unique product advantages (4K capture, live webcast, two way teleconference) will re-establish our revenue streams in education and video production, as well as the previously unaddressed small office / home office categories.

Twin Jō prototypes running beta capture software

•	Kogeto has been engaged by MJZ, one of the leading commercial production companies in Los Angeles, to adapt Jō technology for use in a national commercial campaign which will include both a national television spot as well as an online 360º experience, featuring a car & motorcycle chase, exploding cars and helicopters – all shot with Jō technology in fully immersive panoramic video. The commercial completed photography in the third week of January, and Kogeto has been tapped for an additional shoot in late February.

1: Jō optic mounted on custom production rig 2: Production rig on motorcycle back

3: Live 360º monitoring during field production of broadcast commercial

•	Our engagement with Lionsgate Films continues, as a Jō prototype was used on the set of the film Insurgent, building on the work we did in early 2014 on the first film in the series, Divergent. We are looking to increase work of this kind in 2015.
•	NASA has been in contact with the Company about the possibility of placing Jō on the international space station. They currently have two Lucy cameras for testing, and we will replace these with Jō hardware the moment we are shipping, and work with them to ensure that our hardware and software meets their requirements.
•	The Company will be conducting a test of Jō in academic settings with the help of several current and former members of the Bill and Melinda Gates Foundation education team in late January 2015.
•	We launched a redesign of the company website which shifts focus from our consumer offerings towards our professional cameras and services.
•	The company is exploring a design for a new, portable version of Jō for the action sports market.

Financial Update

•	Production of Lucy was suspended in Q2 2014, so Management could focus on the development of our next generation 360° panoramic video camera, Jō.
•	Our Dot product has been discontinued and is waiting for the development of an enhanced version of this product after we have successfully launched Jō.
•	In October 2014, we successfully completed a Kickstarter campaign for our next generation camera, “Joey” (since renamed to Jō), yielding approximately $75,000 including orders for 81 units of Jō. The orders of Jō are expected to be shipped to the buyers in March 2015 with revenue for these presales expected to be recorded upon shipment.
•	During 2014, we completed private placements of our shares to accredited investors of 4,289,285 shares of our common stock at a purchase price of $0.28 per share, for gross proceeds of $1,201,000. The proceeds are being used primarily to cover operational costs and development expenses. The company anticipates a need to do additional funding in 2015 to fund operations, and continues its work with Merriman to do so.

Forward-Looking Statements

This Operational Update contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this Operational Update that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, regulatory incentives, development of new business opportunities, and projected costs, revenue, profits and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this Operational Update, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this Operational Update are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission